Exhibit 4(a).4
Any text removed pursuant to the Company’s confidential treatment request has been separately submitted with the U.S. Securities and Exchange Commission and is marked [***] herein

Amendment 147
to the
Amended and Restated License Agreement
for the Use and Marketing of Programming Materials
dated May 31, 1996 (the “1996 Agreement”)
between
International Business Machines Corporation
and
Dassault Systemes, S.A.

This Amendment (“Amendment”) is entered into by and between International Business Machines Corporation (“IBM”), incorporated under the laws of the State of New York and Dassault Systemes, S.A. (“OWNER”), a French société anonyme.

Whereas, OWNER is the owner of 3D/2D Computer Aided Design/Computer Aided Manufacturing/Computer Aided Engineering/Product Integrated Management software programs marketed under various trademarks.

Whereas, the parties wish to make available additional products from DELMIA and amend the 1996 Agreement for the purposes of making the changes associated with the foregoing.

Now therefore, the parties agree to the following changes:

1.0  Licenses

The following is added as Article (V) to the License Section

“V.  In addition to the other rights and licenses granted herein, IBM and its Licensed Subsidiaries may sublicense the DELMIA-CENIT Programs only to Airbus S.A.S. (“Airbus”) and Airbus Subsidiaries.”

2.0  Section C.14 DELMIA Products, is amended to add the following DELMIA products to Attachment XXV. The DELMIA-CENIT products set forth in this Amendment 147 will be announced on a PRPQ basis and made available subject to paragraph (V) of the Section entitled “Licenses.”

PLC RELATED ROYALTY
	STANDARD	ADD-ON	SHAREABLE
PRODUCT NAME	CONFIGURATION	PRODUCT	PRODUCT
DELMIA — CENIT FasTRIM		[****]
DELMIA — CENIT FasTIP
DELMIA — CENIT cPost

Other than the changes indicated above, it is understood that all other terms of the 1996 Agreement including all Attachments and Exhibits thereto remain in full force and effect.

Exhibit 4(a).4
Any text removed pursuant to the Company’s confidential treatment request has been separately submitted with the U.S. Securities and Exchange Commission and is marked [***] herein

If any provision of this Amendment or the 1996 Agreement (as amended) shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of IBM and OWNER as nearly as possible in accordance with applicable law(s).

The parties agree that any reproduction of this Amendment by reliable means (such as facsimile or photocopy) will be considered an original of this Amendment.

Agreed to: Dassault Systemes, S.A.		Agreed to: International Business Machines Corporation

By:	/s/ Thibault de Tersant	By:	/s/ R. A. Arco
Authorized Signature		Authorized Signature
Name:	Thibault de Tersant	Name:	R. A. Arco

Title:	EVP & Chief Financial Officer	Title:	Director, PLM Product Mgmt. & Support

Date:	October 7, 2004	Date:	October 18, 2004